ARDMORE SHIPPING CORPORATION

INSIDER TRADING POLICY

October 08, 2024

Purpose:

The Board of Directors of Ardmore Shipping Corporation (the “Company”) have adopted this Insider Trading Policy for all “Covered Persons” identified in Schedule I at the end of this policy with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship.

The Company welcomes the sale and purchase of the Company’s securities by its directors, officers, employees, consultants, and all those associated with the Company. However, this policy is designed to prevent illegal insider trading or allegations of illegal insider trading and to protect the Company's on-going reputation for integrity and ethical conduct.

As a Covered Person, it is your obligation to understand and comply with this policy.

Background:

The U.S. federal and state securities laws and the securities laws of other countries prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public (this information is commonly referred to as “material nonpublic information”). These laws also make it illegal for persons who are aware of such material nonpublic information from disclosing this information to others who may trade the Company’s securities based on this information.

Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent illegal insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority investigate and are very effective at detecting illegal insider trading. The SEC, together with the U.S. Department of Justice, pursues insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members, friends and affiliated entities of employees, and trading involving only a small number of shares.

Ardmore Shipping – Insider Trading Policy

Penalties for Noncompliance under U.S. Federal Securities Law:

Civil and Criminal Penalties. Potential penalties for insider trading violations include:

●	imprisonment for up to 20 years;
●	criminal fines of up to $5 million; and
●	civil fines of up to three times the profit gained or loss avoided.

Company Sanctions. Failure to comply with this policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil and criminal penalties. The civil penalties can also extend to include the Company’s directors, officers, and other supervisory personnel being held personally liable for failing to take appropriate steps to prevent illegal insider trading.

Scope of Policy:

As a Covered Person, this policy applies to you and the persons or entities described below.

Family Members. The same restrictions that apply to you also applies to your “Family Members” outlined below:

●	your family members who reside with you;
●	anyone else who lives in your household; and
●	any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities.

You are responsible for making sure that the purchase or sale of any security covered by this policy by any Family Member also complies with this policy.

This policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.

Controlled Entities. This policy also applies to any “Controlled Entities which are entities that you influence or control, including any corporations, partnerships or trusts, and transactions by these Controlled Entities should be treated for the purposes of this policy and applicable securities laws as if they were for your own account.

Ardmore Shipping – Insider Trading Policy

Companies Covered. This policy’s prohibition on illegal insider trading is not limited to trading in the Company’s securities. It includes trading in the securities of other companies, such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other companies.

Transactions Covered. Trading includes purchases and sales of stock, derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities (debentures, bonds, and notes). This policy applies regardless of whether or not you are a U.S. person or the actual trade takes place in the U.S. because the SEC takes the position that insider trading laws apply to all trades of companies listed for trading in the U.S.

Trading also may include or exclude certain transactions under Company employee compensation plans. For example, the policy does not apply to the exercise of an employee stock appreciation right, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to a stock appreciation right to satisfy tax withholding requirements. The policy does apply, however, to any market sale of Company stock issued on exercise of stock appreciation rights, whether for the purpose of generating the cash needed to pay tax withholding or otherwise.

Statement of Policy:

No Trading on Insider Information. You may not trade in the securities of:

●	the Company, directly or through Family Members or Controlled Entities; or
●	any other company, directly or through Family Members or Controlled Entities,

if you are aware of material nonpublic information relating to the Company, or if you are aware of material nonpublic information about any other company which you obtained in the course of your employment or service, or as a result of your relationship with the Company. This is regardless of whether the material nonpublic information would be the basis for the trade.

No Tipping. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this policy.

Blackout Periods and Pre-Clearance Procedures:

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading based on inside information, the Company’s Board of Directors has decided to implement “Blackout Periods” and “Pre-Clearance” requirements before you trade in the Company’s securities.

Ardmore Shipping – Insider Trading Policy

You are prohibited trading in the Company’s securities during the periods of time referred to as “Blackout Periods” as it is during these Blackout Periods that you would be most likely to have access to material nonpublic information about the Company. In addition, you must obtain a “Pre-Clearance” before trading in any of the Company’s securities.

Blackout Periods:

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities.

Therefore, you may not trade in the Company’s securities during the period beginning from the day immediately proceeding the last day of each fiscal quarter (e.g. for the fiscal quarter ending 30 June, the blackout period would commence July 1) and ending after the end of the 2nd full business day following the release of the Company's earnings for that quarter.

Interim Earnings Guidance. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing of a report on Form 6-K, or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-Specific Blackouts. From time to time, an event may occur that is material to the Company and is known by only a few directors, executives, and other employees. So long as the event remains material and nonpublic, you may not trade in the Company’s securities.

The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. However, if a person makes a Pre-Clearance request during an event-specific blackout, the Compliance Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout.

Any person made aware of the existence of an event-specific blackout should not disclose the existence of the Blackout Period to any other person. The failure of the Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Important Note: Even if a Blackout Period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.

Exception to Blackout Periods for Approved Rule 10b5-1 Trading Plans:

Transactions by Covered Persons in the Company’s securities that are executed pursuant to an approved Rule 10b5-1 trading plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Insider Trading Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.

SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. federal securities laws for trading plans that meet certain requirements. In general, a Rule 10b5-1 trading plan must be entered into at a time when you are not aware of material nonpublic information. Once the

Ardmore Shipping – Insider Trading Policy

Rule 10b5-1 trading plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

The Company requires that all Rule 10b5-1 trading plans be approved in writing in advance by a compliance officer. Rule 10b5-1 trading plans generally may not be adopted during a Blackout Period and may only be adopted at a time when the person adopting the plan is not aware of material nonpublic information.

Pre-Clearance Procedures:

You may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, or a gift, loan, contribution to a trust or any other transfer) without first obtaining Pre-Clearance of the transaction from either the Company’s President & Chief Financial Officer or Chief Executive Officer (“Compliance Officer”) in the following manner:

●	A request for Pre-Clearance should be submitted to the Compliance Officer at least 2 business days in advance of the proposed transaction.
●	A Compliance Officer is under no obligation to approve a trade submitted for Pre-Clearance, and may determine not to permit the trade.
●	The Board of Directors nominee, Mr. Curtis McWilliams has the sole discretion to decide whether to clear transactions by the Chief Executive Officer, President & Chief Financial Officer or other persons or entities subject to this policy as a result of their relationship with the Chief Executive Officer or President & Chief Financial Officer.
●	If you are advised in writing that a transaction in the Company’s securities has been approved by the Compliance Officer, you may enter into a transaction within 2 business days thereafter.
●	If you, for any reason, do not complete the transaction within the 2 business days, you must obtain the Pre-Clearance again before a transaction may take place.
●	You may not disclose the approval or denial of your Pre-Clearance request to any other person.

Definition of Material Nonpublic Information:

Note that insider information has two important elements - materiality and public availability.

Material Information. Information is ‘material’ if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:

●	Projections of future earnings or losses or other earnings guidance;
●	Earnings that are inconsistent with the consensus expectations of the investment community;

Ardmore Shipping – Insider Trading Policy

●	Pending or proposed merger, acquisition or tender offer;
●Pending or proposed acquisition or disposition of a significant asset;
●Pending or proposed joint venture;
●Gain or loss of a significant customer, supplier, charterer, technical manager, advisor, bank or other business relationship;
●Significant changes in pricing or other changes to the Company’s products and services;
●Change in management;
●Change in dividend policy, the declaration of a stock split or an offering of additional securities;
●Impending bankruptcy or the existence of severe liquidity problems;
●Actual or threatened significant litigation or the resolution of such litigation; or
●New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully.

As a general rule, information is considered nonpublic until the end of the 2nd full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday.

Additional Guidance:

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.

Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned by you), including a “sale against the box” (a sale with delayed delivery). Short sales arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

Publicly Traded Options. You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market. Option positions

Ardmore Shipping – Insider Trading Policy

arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading and violation of this policy by you.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. You are responsible for ensuring that any such sale does not violate this policy. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you should exercise caution in holding Company securities in a margin account or pledging Company securities as collateral for a loan. Pledges of Company securities arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds, allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other stockholders. Therefore, you are prohibited from engaging in such transactions.

Post-Termination Transactions:

This policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company or a subsidiary as follows: if you are aware of material nonpublic information when your employment or relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.

No Unauthorized Disclosure of Sensitive or Confidential Information:

Maintaining the confidentiality of Company information is essential for competitive, security, and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment or relationship with the Company as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company, and its management. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.

You may not, therefore, disclose information to anyone outside the Company, including but not limited to Family Members, Controlled Entities, friends, business associates, investors, and expert consulting

Ardmore Shipping – Insider Trading Policy

firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

You also may not discuss the Company or its business in an internet “chat room” or similar internet-based forum. It is important that responses to inquiries about the Company by the press, investment analysts, or others in the financial community be made on the Company’s behalf only through authorized individuals.

Please consult the Company’s President & Chief Financial Officer for more details regarding the Company’s policy on speaking to the media, financial analysts, and investors.

Personal Responsibility:

You should remember that the ultimate responsibility for adhering to this policy and avoiding improper trading rests with you. If you violate this policy, the Company may take disciplinary action, including dismissal for cause. Any action on the part of the Company, or any other employee or director (pursuant to this policy or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Company Assistance:

Your compliance with this policy is of the utmost importance both for you and for the Company. If you have any questions about this policy or its application to any proposed transaction, you may obtain additional guidance from the Company’s President & Chief Financial Officer; Bart Kelleher, Unit 1102, One Albert Quay, Cork (email: bkelleher@ardmoreshipping.com or tel +353 21 240 9503) or the Company’s external Legal Advisor, Mr. David Matheson, Perkins Coie LLP, 1120 N.W. Couch Street, Tenth Floor, Portland, OR 97209-4128, USA (email dmatheson@perkinscoie.com or tel:+1 503 727 2008). Do not try to resolve uncertainties on your own as the rules relating to insider trading are often complex, not always intuitive, and carry severe consequences.

Annual Certification and Declaration:

You must certify your understanding of, and your intent to comply with this policy on an annual basis. In addition, you must make an annual declaration of any transactions that you have made in the Company’s securities during the year prior to making the certification (if applicable).

A copy of the certification and declaration that you must sign is enclosed at the end of this policy.

Ardmore Shipping – Insider Trading Policy

ARDMORE SHIPPING CORPORATION

INSIDER TRADING POLICY

CERTIFICATION

To Ardmore Shipping Corporation:

I, ____________________________ (print name), have received and read a copy of the Ardmore Shipping Corporation Insider Trading Policy dated October 8, 2024 (“Policy”). I hereby agree to comply with the specific requirements of the Policy in all respects, including the Blackout Periods and Pre-Clearance procedures, during my employment or other relationship with Ardmore Shipping Corporation or any of its subsidiaries. I understand that my failure to comply in all respects with the Policy is a basis for termination for cause of my employment or other service relationship with Ardmore Shipping Corporation or any of its subsidiaries.

(Signature)
(Date)

Ardmore Shipping – Insider Trading Policy

ARDMORE SHIPPING CORPORATION

INSIDER TRADING POLICY

ANNUAL DECLARATION

To Ardmore Shipping Corporation:

I, __________________ (print name) confirm that as of today’s date I currently hold ________Ardmore shares. (enter number)

I confirm that I have complied with the Ardmore Shipping Corporation Insider Trading Policy during the period 05th December 2023 and 8th October 2024, or any part of it (“Period”) and I have checked the applicable box below and set out below all details of any transactions in the securities of Ardmore Shipping Corporation covered by the Policy during the Period made by myself, any Family Members and any Controlled Entities:

[Check one box]

◻ Transaction(s):

Date

No of Shares / Securities acquired:

Acquisition Price:

Transaction approved by:

Date:

No of Shares/ Securities disposed:

Disposal Price:

Transaction approved by:

I declare that other than those transactions listed above, I, my Family Members and my Controlled Entities have not carried out any transactions in the securities of Ardmore Shipping Corporation covered by the Policy during the Period.

◻ No Transactions:

I declare that I, my Family Members and my Controlled Entities, have not carried out any transactions in the securities of Ardmore Shipping Corporation covered by the Policy during the Period.

(Signature)
(Date)

Ardmore Shipping – Insider Trading Policy

SCHEDULE I

Covered Persons:

All directors, executive officers, board members, employees, agents, and consultants (including any of their Family Members and Controlled Entities) of Ardmore Shipping Corporation and its subsidiaries.

Subsidiaries shall include but are not limited to:

●	Ardmore Shipping Corporation
●	Ardmore Shipping LLC
●	Ardmore Maritime Services LLC
●	Ardmore Shipholding Limited
●	Ardmore Shipping (Bermuda) Limited
●	Ardmore Shipping Services (Ireland) Limited (formerly known as Ardmore Shipping Limited)
●	Ardmore Shipping (Asia) Pte Ltd
●	Ardmore Shipping (Americas) LLC
●	Ardmore Shipping (UK) Limited
●	Ardmore Pool Holdings LLC
●	Ardmore MR Pool LLC
●	Ardmore Chartering LLC
●	Ardmore Trading (USA) LLC
●	Ardmore Tanker Trading (Asia) Pte Ltd
●	Anglo Ardmore Ship Management Limited

Ardmore Shipping – Insider Trading Policy